EXHIBIT 10.29

NU SKIN ENTERPRISES, INC.
SECOND AMENDED AND RESTATED 2010 OMNIBUS INCENTIVE PLAN
PERFORMANCE STOCK OPTION AGREEMENT
This Performance Stock Option Agreement and Participant's grant details (the "Grant Summary"), which can be accessed in Participant's My Grants on the Morgan Stanley StockPlanConnect Website at www.stockplanconnect.com or the website of any other stock plan administrator selected by the Company in the future, and the Appendix for Participant's country, if any, (collectively, this "Agreement") set forth the terms and conditions of the Performance Options granted to Participant under the Second Amended and Restated Nu Skin Enterprises, Inc. 2010 Omnibus Incentive Plan (the "Plan").  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.  Unless otherwise defined herein, the capitalized terms in this Agreement shall have the same defined meaning assigned to them in the Plan.
1.   Grant of Performance Options.
1.1 Grant of Performance Options.  Effective as of the date of grant specified in the Grant Summary (the "Grant Date"), the Company grants to Participant Performance Options to purchase up to [*]% of the number of Shares specified in the Grant Summary (i.e. [*]% of the number of Performance Options that would vest upon achievement of [Performance Vesting Provisions], as set forth in Section 1.2). The Performance Options are Nonqualified Stock Options. Performance Options granted under this Agreement may not be exercised at any time until such Performance Options are vested, as provided in Section 1.2.
1.2 Vesting of Performance Options. The Performance Options shall vest and become exercisable as follows, except as otherwise provided in this Agreement, including pursuant to Sections 1.3 and 4:
[Performance Vesting Schedule]
1.3 Term of Performance Options.
(a) In the event Participant's Continuous Service (as defined below) is terminated for any reason prior to the full vesting of the Performance Options, the Performance Options granted hereunder shall terminate to the extent they are not vested as of the termination of Participant's Continuous Service, as determined in accordance with Section 9(f) below, and Participant shall not have any right to exercise such unvested Performance Options.
(b) Subject to the provisions of the Plan and this Agreement, including Section 4 hereof, all Performance Options granted hereunder that are vested but unexercised shall terminate on the earliest to occur of:
(1) the date on which Participant's Continuous Service is terminated for Cause (as defined in Section 1.6);

(2) [*] after the termination of Participant's Continuous Service for any reason other than as a result of Participant's death or Disability (as defined below);
(3) 12 months after the termination of Participant's Continuous Service due to Participant's death or Disability; or
(4) the seventh anniversary of the Grant Date.
(c) Notwithstanding the foregoing, any [Termination Provisions] shall immediately terminate following the later of a) [Termination Provisions], as provided in Section 1.2, and b) one year following the date of grant.
Notwithstanding the foregoing, if the exercise of the Performance Options is prevented by the Company within the applicable time periods set forth in Section 1.3(b)(2) and (3) for any reason, the Performance Options shall not expire before the date that is 30 days after the date that Participant is notified by the Company that the Performance Options are again exercisable, but in any event no later than the seventh anniversary of the Grant Date.
For purposes of this Agreement:
"Continuous Service" means that Participant's service with the Company or a Subsidiary, whether as an Employee, Director, or Consultant, is not interrupted or terminated.  Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which Participant renders service to the Company or a Subsidiary as an Employee, Consultant, or Director, or a change in the entity for which Participant renders such service, provided that there is no interruption or termination of Participant's Continuous Service.  For example, a change in status from an Employee of the Company to a Consultant of a Subsidiary or a Director will not constitute an interruption of Continuous Service.  Subject to the requirements of applicable law, the Committee, in its sole discretion, shall determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company or a Subsidiary, including sick leave, military leave or any other personal leave.
"Disability" means Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death, or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Participant's employer. Any question as to the existence of that Participant's physical or mental impairment as to which Participant or Participant's representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Participant and the Company (or its Subsidiary, as applicable).  If Participant and the Company (or its Subsidiary, as applicable) cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company or a Subsidiary and Participant shall be final and conclusive for all purposes of the Performance Options.

1.4 Exercise of Performance Options. Exercisable Performance Options may be exercised as provided on the Morgan Stanley StockPlanConnect Website at www.stockplanconnect.com (or the website of any other stock plan administrator selected by the Company in the future) or by written notice of such exercise, in the form prescribed by the Committee, to the person designated by the Committee at the corporate offices of the Company. The notice shall specify the number of Performance Options that are being exercised. Full payment of the Performance Option Price as specified in the Grant Summary under "Grant Price" shall be made at the time of exercise in a manner set forth in the Plan, or in such other manner as may be approved by the Committee, consistent with the terms of the Plan, as it may be amended from time to time.
1.5 Stockholder Rights.  Unless and until Shares are issued by the Company upon exercise of the Performance Options, Participant shall have none of the rights or privileges of a shareholder of the Company (including voting, dividend and liquidation rights) with respect to the Shares covered by the Performance Options.
1.6 Change in Control. Notwithstanding any provision in this Agreement to the contrary, if, within six months prior to and in connection with a Change in Control or within two years following such Change in Control, Participant's employment is terminated (i) by the Company and its Subsidiaries without Cause, or (ii) by Participant for Good Reason, the vesting of outstanding Performance Options governed by this Agreement shall be accelerated such that the number of Performance Options specified in the Grant Summary (i.e. the number of Performance Options that would vest upon achievement of [Performance Vesting Provisions], as set forth in Section 1.2) shall be deemed to be vested in full immediately prior to the termination of Participant's employment.
For purposes of this Agreement:
"Cause" shall mean that Participant has engaged in any one of the following:
(a) a material breach by Participant of the Company's Key Employee Covenants or any employment agreement, which breach is not cured within any applicable cure period set forth the Company's Key Employee Covenants or employment agreement;
(b) any willful violation by Participant of any material law or regulation applicable to the business of the Company or any of its Subsidiaries;
(c) Participant's conviction of, or a plea of guilty or nolo contendere to, a felony or any willful perpetration of common law fraud (or analogous violation of law in a jurisdiction outside the United States); or
(d) any other willful misconduct by Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Subsidiaries.
For purposes of the foregoing, in determining whether a "material breach" has occurred, or whether there has been a willful violation of a "material" law or regulation, the standard shall be a breach or violation that is, or will reasonably likely be, materially injurious to the financial condition or business reputation of, or is, or will reasonably likely be, otherwise materially injurious to, the Company or any of its Subsidiaries.

"Good Reason" shall mean the occurrence any of the following events that result in a material negative change to Participant:
(a) without Participant's consent, a material reduction in the scope of Participant's duties and responsibilities or the level of management to which Participant reports;
(b) without Participant's consent, a reduction in base salary (other than an across-the-board reduction of not more than 10% applicable to all similarly situated employees);
(c) without Participant's consent, a material reduction in Participant's benefits in the aggregate (in terms of benefit levels) from those provided to Participant under any employee benefit plan, program and practice in which Participant participates;
(d) without Participant's consent, a relocation of Participant's principal place of employment of more than 50 miles from Participant's primary residence;
(e) the failure of the Company to have a successor entity specifically assume this Agreement or any employment agreement within 10 business days after a Change in Control; or
(f) a material breach by the Company a successor entity of this Agreement or any employment agreement.
Notwithstanding the foregoing, Good Reason shall only be found to exist if Participant, not later than 90 days after the initial occurrence of an event deemed to give rise to a right to terminate for Good Reason, has provided 30 days written notice to the Company prior to Participant's resignation indicating and describing the event resulting in such Good Reason, and the Company does not cure such event (other than the event in clause vi), which shall not be subject to cure) within 90 days following the receipt of such notice from Participant.
2. Securities Law Compliance.  Participant represents that Participant has received and carefully read a copy of the Prospectus for the Plan, together with the Company's most recent Annual Report to Stockholders.  Participant hereby acknowledges that Participant is aware of the risks associated with the Shares and that there can be no assurance the price of the Shares will not decrease in the future.  Participant hereby acknowledges no representations or statements have been made to Participant concerning the value or potential value of the Shares.  Participant acknowledges that Participant has relied only on information contained in the Prospectus and has received no representations, written or oral, from the Company or its employees, attorneys or agents, other than those contained in the Prospectus or this Agreement.  Participant acknowledges that the Company has made no representations or recommendations, and is not providing any tax, legal or financial advice, regarding Participant's participation in the Plan, or Participant's acquisition or sale of the underlying Shares.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
3. Transfer Restrictions.  Participant shall not transfer, assign, sell, encumber, pledge, grant a security interest in or otherwise dispose of the Performance Options subject to this Agreement in any manner other than by the laws of descent or distribution, and shall be exercised, during the lifetime of Participant, only by Participant.  Any such transfer, assignment, sale, encumbrance, pledge, security interest or disposition shall be void and shall result in the automatic termination of the Performance Options and this Agreement.

4. Forfeiture. If, at any time during Participant's Continuous Service or at any time during the 12-month period following termination of Participant's Continuous Service, Participant engages in conduct that constitutes Cause (as defined above), then at the election of the Committee, (a) this Agreement and all Performance Options granted hereunder shall terminate, and (b) Participant shall return to the Company for cancellation all Shares held by Participant plus pay the Company the amount of any proceeds received from the sale of any Shares to the extent such Shares were issued pursuant to Performance Options granted under this Agreement that were exercised (i) during the 12-month period immediately preceding the Cause, or (ii) on the date of or at any time after such Cause.
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Committee may terminate any Performance Options granted hereunder or require Participant to reimburse the Company the amount of any payment or benefit received with respect to any Performance Options granted hereunder to the extent the Performance Options would not have been earned or accrued after giving effect to the accounting restatement.
5. Governing Plan Document.  This Agreement incorporates by reference all of the terms and conditions of the Plan, as presently existing and as hereafter amended.  Participant expressly acknowledges and agrees that the terms and provisions of this Agreement are subject in all respects to the provisions of the Plan.  Participant also expressly:
(a)
Acknowledges receipt of the Plan and represents that Participant is familiar with the provisions of the Plan, and that Participant enters into this Agreement subject to all of the provisions of the Plan;

(b)
Recognizes that the Committee has been granted complete authority to administer the Plan in its sole discretion, and agrees to accept all decisions related to the Plan and all interpretations of the Plan made by the Committee as final and conclusive upon Participant and upon all persons at any time claiming any interest through Participant in the Performance Options or the Shares subject to this Agreement; and

(c)
Acknowledges and understands that the establishment of the Plan and the existence of this Agreement are not sufficient, in and of themselves, to exempt Participant from the requirements of Section 16(b) of the Exchange Act and any rules or regulations promulgated thereunder, and that Participant (to the extent Section 16(b) applies to Participant) shall not be exempt from such requirements pursuant to Rule 16b-3 unless and until Participant shall comply with all applicable requirements of Rule 16b-3, including without limitation, the possible requirement that Participant must not sell or otherwise dispose of any Shares acquired pursuant to Performance Options unless and until a period of at least six months shall have elapsed between the date upon which such Performance Options were granted to Participant and the date upon which Participant desires to sell or otherwise dispose of such Shares.

6. Representations and Warranties.  As a condition to the receipt of any Shares upon exercise of the Performance Options, the Company may require Participant to make any representations and warranties to the Company that legal counsel to the Company may determine to be required or advisable under any applicable law or regulation, including without limitation, representations and warranties that the Shares are being acquired only for investment and without any present intention or view to sell or distribute any such Shares.

7. Compliance With Law and Regulations.  Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the Performance Options prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission ("SEC") or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without Participant's consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.
8. Responsibility for Taxes.  Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant's employer (the "Employer"), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant's participation in the Plan and legally applicable to Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to Participant even if legally applicable to the Company or the Employer ("Tax-Related Items"), is and remains Participant's responsibility and may exceed the amount actually withheld by the Company or the Employer.  Participant further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Options, including, but not limited to, the grant, vesting or exercise of the Performance Options, the subsequent sale of any Shares acquired at exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Options to reduce or eliminate Participant's liability for Tax-Related Items or achieve any particular tax result.  Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
In this regard, Participant authorizes the Company and/or the Employer, or the respective agents of the Company and/or the Employer, at the Company's discretion, to satisfy withholding obligations with respect to all Tax-Related Items by one or a combination of the following:

(a)
withholding from proceeds of the sale of Shares acquired upon exercise of the Performance Options either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant's behalf pursuant to this authorization);

(b)	withholding from Participant's wages or other cash compensation paid to Participant by the Company and/or the Employer; or
(c)	withholding in Shares to be issued upon exercise of the Performance Options.
Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable withholding rates (up to the rate that will not cause an adverse accounting consequence or cost, including pursuant to ASC Topic 718, as applicable). If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Performance Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant's participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with Participant's obligations in connection with the Tax-Related Items.
9. Nature of Grant.  In accepting the Performance Options, Participant acknowledges, understands and agrees that:
(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)
the grant of Performance Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Options, or benefits in lieu of Performance Options even if Performance Options have been granted in the past;

(c)
nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in the employment or service of the Employer, the Company or any Subsidiary or be interpreted as forming an employment or services contract with the Employer, the Company or any Subsidiary and shall not interfere with or restrict any way the ability of the Employer, the Company or any Subsidiary, as applicable, to terminate Participant's employment or service relationship, if any;

(d)	all decisions with respect to future grants of Performance Options or other grants, if any, will be at the sole discretion of the Company;
(e)	Participant's participation in the Plan is voluntary;
(f)
in the event of the termination of Participant's Continuous Service (as defined above) (for any reason whatsoever, whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant's employment agreement, if any), unless otherwise determined by the Company, Participant's right to vest in the Performance Options under the Plan, if any, will terminate as of the date Participant is no longer actively rendering services and will not be extended by any notice period (e.g., Participant's period of service would not include any contractual notice period or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant's employment agreement, if any); similarly, any right to exercise Performance Options after termination of Participant's Continuous Service will be measured from the date Participant is no longer actively rendering services and will not be extended by any notice period; the Committee shall have the exclusive discretion to determine when Participant is no longer providing Continuous Service for purposes of this Agreement, including whether Participant may still be considered to be providing active service while on a leave of absence; and

(g)	if Participant is providing services outside the United States, the following additional provisions shall apply:
(1)
Performance Options and the Shares subject to Performance Options, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(2)	Performance Options and the Shares subject to Performance Options, and the income and value of same, are not intended to replace any pension rights or compensation;
(3)
Performance Options are an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company or to the Employer, and Performance Options are outside of the scope of Participant's employment agreement, if any;

(4)
no claim or entitlement to compensation or damages shall arise from forfeiture of Performance Options resulting from termination of Participant's Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant's employment agreement, if any), and in consideration of the grant of Performance Options to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(5)
neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant's local currency and the United States Dollar that may affect the value of Performance Options or of any amounts due to Participant pursuant to the exercise of Performance Options or the subsequent sale of any Shares acquired upon exercise.

10. Data Privacy Notice and Consent.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant's personal data, as described in this Agreement and any other Performance Option grant materials by and among, as applicable, the Employer, the Company and Subsidiaries for the exclusive purpose of implementing, administering and managing Participant's participation in the Plan.
Participant understands that the Employer, the Company and Subsidiaries may hold certain personal information about Participant, including, but not limited to, Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor ("Data"), for the exclusive purpose of implementing, administering and managing the Plan.
Participant understands that Data will be transferred to Morgan Stanley, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than Participant's country.  Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Participant authorizes the Company, Morgan Stanley and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant's participation in the Plan, including any transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon exercise of Performance Options may be deposited.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant's consent is that the Company may not be able to grant Performance Options or other equity awards to Participant or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant's ability to participate in the Plan.  For more information on the consequences of his or her refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

11.   Miscellaneous Provisions.
11.1 Notices.  Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the sender's local mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the latest address on file or at such other address as such party may designate by ten days advance written notice under this Section to all other parties to this Agreement.
11.2 Waiver.  The failure of the Company in any instance to exercise any rights under this Agreement, including the forfeiture rights under Section 4, shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Company and Participant.  Participant acknowledges that no waiver by the Company of any breach of any provision of this Agreement shall operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant, whether of like or different nature.
11.3 Imposition of Other Requirements & Participant Undertaking.  The Company reserves the right to impose other requirements on Participant's participation in the Plan, on the Performance Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons.  Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out the foregoing or one or more of the obligations or restrictions imposed on either Participant or the Shares pursuant to the provisions of this Agreement.
11.4 Entire Contract.  This Agreement and the Plan constitute the entire understanding and agreement of the parties with respect to the subject matter contained herein.  This Agreement is made pursuant to, and incorporates by reference, the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan.
11.5 Language.  If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
11.6 Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
11.7 Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon Participant, Participant's permitted assigns and the legal representatives, heirs and legatees of Participant's estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.  Participant may not assign this Agreement other than by the laws of decent and distribution.

11.8   Severability.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
11.9   Governing Law and Choice of Venue.  The Performance Options and the provisions of this Agreement shall be governed by, and subject to, the laws of the State of Utah, United States, without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this Agreement or this grant of Performance Options, the parties hereby submit to and consent to the jurisdiction of the State of Utah, agree that such litigation shall be conducted in the courts of Utah County, Utah, or the federal courts of the United States for the District of Utah, where this grant is made and/or to be performed.
11.10 Appendix. Notwithstanding any provisions in this Agreement, the Performance Options shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Participant's country.  Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Agreement.
11.11 Insider Trading Restrictions/Market Abuse Laws.  Depending on Participant's country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant's ability to acquire or sell Performance Shares or rights to Shares (e.g., Performance Options) under the Plan during such times as Participant is considered to have "inside information" regarding the Company (as defined by the laws in Participant's country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  Participant is responsible for ensuring compliance with any applicable restrictions and should consult Participant's personal legal advisor on this matter.
11.12 [Reserved].
By electronically accepting this Agreement and participating in the Plan, Participant agrees to be bound by the terms and conditions in the Plan and this Agreement, including the Appendix.  Within six months of the Grant Date, if Participant has not electronically accepted this Agreement on Morgan Stanley's website, or the website of any other stock plan service provider appointed by the Company, and has not otherwise rejected the grant, then this grant shall automatically be deemed accepted, and Participant shall be bound by the terms and conditions in the Plan and this Agreement, including the Appendix.

APPENDIX
FOR PARTICIPANTS OUTSIDE THE U.S.
NU SKIN ENTERPRISES, INC.
SECOND AMENDED AND RESTATED 2010 OMNIBUS INCENTIVE PLAN
 PERFORMANCE STOCK OPTION AGREEMENT
Unless otherwise defined herein, the capitalized terms in this Appendix shall have the same defined meaning assigned to them in the Plan and the Agreement.
This Appendix includes special country-specific terms and conditions that apply to Participants in the countries listed below. This Appendix is part of the Agreement.  This Appendix also includes information of which Participant should be aware with respect to his or her participation in the Plan.  For example, certain individual exchange control reporting requirements may apply upon exercise of the Performance Options and/or sale of Shares.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2014 and is provided for informational purposes.  Such laws are often complex and change frequently, and results may be different based on the particular facts and circumstances. As a result, the Company strongly recommends that Participant does not rely on the information noted herein as the only source of information relating to the consequences of Participant's participation in the Plan because the information may be out of date at the time the Performance Options vest or are exercised, or Participant sells Shares acquired under the Plan.
In addition, the information is general in nature and may not apply to Participant's particular situation, and the Company is not in a position to assure Participant of any particular result.  Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant's country may apply to his or her situation.
Finally, if Participant is a citizen or resident of a country other than the one in which he or she currently is residing and/or working, transfers employment after the Performance Options are granted to him or her, or is considered a resident of another country for local law purposes, the terms and conditions and/or notifications contained herein may not be applicable to him or her, and the Company shall, in its discretion, determine to what extent such terms and conditions contained herein shall apply to him or her.
AUSTRALIA
Exercise of Performance Options.  This provision supplements Section 1.4 of the Agreement.
If the Performance Options vest when the Fair Market Value per Share is equal to or less than the Performance Option Price, Participant shall not be permitted to exercise the vested Performance Options.  The vested Performance Options may be exercised only starting on the business day following the first day on which the Fair Market Value per Share exceeds the Performance Option Price.  For the avoidance of doubt, this provision applies equally to any unvested Performance Options Participant holds upon transfer to Australia after the Grant Date, unless otherwise determined by the Company in its sole discretion.

Securities Law Information.  If Participant acquires Shares pursuant to the Performance Options and he or she offers Shares for sale to a person or entity resident in Australia, Participant's offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice on his or her disclosure obligations prior to making any such offer.
Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers.  If an Australian bank is assisting with the transaction, the bank will file the report on the Participant's behalf.
Data Privacy Notice and Consent.  This provision supplements Section 10 of the Agreement:
Participant's personal information will be held in accordance with the Employer's privacy policy, a copy of which Participant can obtain by contacting the Employer at the address indicated below.  The Employer's privacy policy contains, among other things, details of how Participant can access and seek correction of personal information held in connection with the Performance Options, how Participant can complain about a breach of the Australian Privacy Principles and how the Employer will deal with such a complaint.  The Company can be contacted at +1 (801) 345-1000.  Participant's employer can be contacted at +61-2-9491-0900.
Data may be transferred to recipients located outside of Australia, including the United States and any other country where the Company has operations.  Employees are (and Participant acknowledges that he or she has been) provided with a list of the Company's global offices as part of their data privacy training.  The latest list can be accessed from time to time at insider.nuskin.com.
BELGIUM
Accepting Performance Options.  The Performance Options must be accepted in writing either (a) within 60 days of the offer (for tax at offer), or (b) more than 60 days after the offer (for tax at exercise).  Participant will receive a separate offer letter, acceptance form and undertaking form in addition to the Agreement.  Participant should refer to the offer letter for a more detailed description of tax consequences related to the timing of accepting Performance Options.  Participant should consult his or her personal tax advisor with respect to completion of the additional forms.
Foreign Asset/Account Reporting Information.  Participant is required to report any security or bank account (including any brokerage account held by Participant at Morgan Stanley) opened and maintained by Participant outside of Belgium on his or her annual tax return.
CANADA
Securities Law Information.  Participant acknowledges and agrees that he or she will sell Shares acquired through participation in the Plan only outside of Canada through the facilities of a stock exchange on which the Shares are listed.  The Shares are currently listed on the New York Stock Exchange in the United States.
Foreign Asset/Account Reporting Information.  Foreign property (including Shares) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total value of such foreign property exceeds C$100,000 at any time during the year.  It is not certain if the Performance Options constitute foreign property that needs to be reported on Form T1135.  The form must be filed by April 30th of the following year.  It is the Participant's responsibility to comply with applicable reporting obligations.

Method of Payment.  Due to regulatory considerations in Canada, Participant is prohibited from surrendering Shares that Participant already owns or attesting to the ownership of Shares to pay the Performance Option Price or any Tax-Related Items in connection with the Performance Options.
The following provisions apply if Participant is resident in Quebec:
Data Privacy.  Participant hereby authorizes the Company, the Employer and their representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  Participant further authorizes the Company and its Subsidiaries to disclose and discuss the Plan with their advisors.  Participant further authorizes the Company and its Subsidiaries to record such information and to keep such information in the his or her employee file.
Language Consent.  The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
CHINA
The following provisions apply only to Participants who are subject to exchange control restrictions imposed by the State Administration of Foreign Exchange ("SAFE"), as determined by the Company in its sole discretion:
Term of Performance Options.  This provision supplements Section 1.3 of the Agreement:
Notwithstanding anything to the contrary in Section 1.3 of the Agreement, in the event of Participant's termination of Continuous Service, Participant shall be permitted to exercise the Performance Option for the shorter of (a) the post-termination exercise period set forth in the Agreement and (b) six months (or such other period as may be required by SAFE) after the termination of Participant's Continuous Service.  At the end of the post-termination exercise period specified by SAFE, any unexercised portion of the Performance Options shall immediately expire.
Exercise of Performance Options. This provision supplements Section 1.4 of the Agreement:
The Performance Options may be exercised only if and when the Company has completed the registration of the Plan with SAFE and provided such registration remains effective.  If the Company is unable to complete the registration or maintain the registration, Participant will not be permitted to exercise any Performance Options.
Notwithstanding anything in Section 1.4 of the Agreement to the contrary, Participant agrees to pay the Performance Option Price and any Tax-Related Items solely by means of a cashless sell-to-cover or cashless sell-all method of exercise.  To complete a cashless sell-to-cover or cashless sell-all exercise, Participant must provide irrevocable instructions to the broker to: (i) sell a portion or all of the Shares to be issued upon exercise; (ii) use the proceeds to pay the Exercise Price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance (if any) in cash to Participant pursuant to the procedures described in the "Exchange Control Information" section below.  Participant acknowledges that Morgan Stanley or such other broker as may be selected by the Company in the future is under no obligation to arrange for the sale of the Shares at any particular price.  Shares issued to Participant upon exercise must be maintained in an account with Morgan Stanley or such other broker as may be designated by the Company until the Shares are sold through that broker.

Exchange Control Information.  Participant understands and agrees that, to facilitate compliance with exchange control requirements, Participant will be required to immediately repatriate to China the cash proceeds from the sale of the Shares acquired upon the exercise of the Performance Options. Participant further understands that, under local law, such repatriation of the cash proceeds will be effectuated through a special exchange control account established by the Company or its Subsidiary in China, and Participant hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan may be transferred to such special account prior to being delivered to Participant.  The Company may deliver the proceeds to Participant in U.S. dollars or local currency at the Company's discretion.  If the proceeds are paid in U.S. dollars, Participant understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to Participant.  Participant agrees to bear the risk of any currency fluctuation between the time the Shares are sold, either through voluntary sale or through a mandatory sale arranged by the Company, or proceeds are otherwise realized under the Plan and the time such proceeds are distributed to Participant through the special exchange control account.
Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.
DENMARK
Securities/Tax Reporting Information.  If Participant holds Shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, he or she is required to inform the Danish Tax Administration about the account.  For this purpose, Participant must file a Form V (Erklaering V) with the Danish Tax Administration.  Both Participant and the broker or bank must sign the Form V.  By signing the Form V, the broker or bank undertakes an obligation, without further request each year and not later than February 1 of the year following the calendar year to which the information relates, to forward information to the Danish Tax Administration concerning the Shares in the account. In the event that the applicable broker or bank with which the account is held does wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, Participant acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account and any Shares acquired at vesting and held in such account to the Danish Tax Administration as part of his or her annual income tax return. By signing the Form V, Participant authorizes the Danish Tax Administration to examine the account.
In addition, if Participant opens a brokerage account (or a deposit account with a U.S. bank), the brokerage account likely will be treated as a deposit account because cash can be held in the account.  Therefore, Participant likely must file a Form K (Erklaering K) with the Danish Tax Administration.  The Form K must be signed both by Participant and by the applicable broker or bank where the account is held.  By signing the Form K, the broker/bank undertakes an obligation, without further request each year and not later than February 1 of the year following the calendar year to which the information relates, to forward information to the Danish Tax Administration concerning the content of the account.  In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, Participant acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of his or her annual income tax return. By signing the Form K, Participant authorizes the Danish Tax Administration to examine the account.

Foreign Asset/Account Reporting Information.  If Participant establishes an account holding Shares or an account holding cash outside Denmark, he or she must report the account to the Danish Tax Administration.  The form may be obtained from a local bank.  Please note that these obligations are separate from and in addition to the obligations described above.
SÆRLIG MEDDELELSE TIL MEDARBEJDERE I DANMARK
ARBEJDSGIVERERKLÆRING
I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret mv. i ansættelsesforhold ("Aktieoptionsloven") er medarbejderen ("Medarbejderen") berettiget til i en særskilt skriftlig erklæring at modtage følgende oplysninger vedrørende incitamentsordningen Second Amended and Restated 2010 Omnibus Incentive Plan ("Planen") hos Nu Skin Enterprises, Inc. ("Selskabet").
Denne erklæring indeholder kun de oplysninger, der er nævnt i Aktieoptionsloven, mens de øvrige vilkår og betingelser for Medarbejderens tildeling af "Performance Options" er nærmere beskrevet i Planen, "Option Agreement" ("Aftalen") og det øvrige tildelingsmateriale, som er blevet udleveret.    Begreber, der står med stort begyndelsesbogstav i denne Arbejdsgivererklæring, men som ikke er defineret heri, har samme betydning som de begreber, der er defineret i Planen eller Aftalen.
1. Tidspunkt for tildeling af den vederlagsfri ret til at modtage aktier mod opfyldelse af visse betingelser
Tidspunktet for tildelingen af "Performance Options" er den dato, hvor Bestyrelsens Vederlagsudvalg ("Udvalget") godkendte tildelingen.
2. Kriterier og betingelser for tildeling af retten til senere at modtage aktier
Kun Selskabets Medarbejdere, bestyrelsesmedlemmer og konsulenter kan deltage i Planen.  Tildeling af "Performance Options" i henhold til Planen sker efter Selskabets eget skøn og har til formål at give Selskabet og dets datterselskaber mulighed for at tiltrække og fastholde udvalgte medarbejdere, som forventes at bidrage til Selskabets success og opnå langsigtede mål til gavn for Selskabets aktionærer.  Medarbejderen har ikke nogen ret til eller noget krav på fremover at få tildelt "Performance Options".
3. Modningstidspunkt eller -periode

"Performance Options" modnes over tid ("modningsperioden"), forudsat at Medarbejderen stadig er ansat i eller arbejder for Selskabet eller et datterselskab, og alle øvrige modningsbetingelser i Aftalen er opfyldt, medmindre "Performance Options" modnes eller bortfalder på et tidligere tidspunkt af de årsager, der er anført i Planen, og med forbehold for pkt. 5 i denne erklæring.
4. Udnyttelseskurs
Der betales ingen udnyttelseskurs ved modning af "Performance Options" eller udstedelse af aktier til Medarbejderen.
5. Medarbejderens retsstilling i forbindelse med fratræden
I henhold til Aktieoptionsloven vil "Performance Options" i tilfælde af Medarbejderens fratræden blive behandlet i overensstemmelse med Aktieoptionslovens §§ 4 og 5, medmindre bestemmelserne i Planen og Aftalen er mere fordelagtige for Medarbejderen end Aktieoptionslovens §§ 4 og 5.  Hvis bestemmelserne i Planen og Aftalen er mere fordelagtige for Medarbejderen, vil disse bestemmelser være gældende for, hvordan "Performance Options" behandles i forbindelse med Medarbejderens fratræden.
6. Økonomiske aspekter ved at deltage i Planen
Tildelingen af "Performance Options" har ingen umiddelbare økonomiske konsekvenser for Medarbejderen.  Værdien af "Performance Options" indgår ikke i beregningen af feriepenge, pensionsbidrag eller andre lovpligtige, vederlagsafhængige ydelser.
Ordinære aktier er finansielle instrumenter.  Den fremtidige værdi af de underliggende aktier i forbindelse med "Performance Options" kendes ikke og kan ikke forudsiges med sikkerhed.
HONG KONG
Restriction on Sale of Shares.  Should any portion of the Performance Options vest within six months of the Grant Date, Participant agrees that Participant will not dispose of the Shares acquired at exercise prior to the six-month anniversary of the Grant Date.
Securities Law Information.  Warning:  The Performance Options and any Shares issued upon exercise do not constitute a public offering of securities under Hong Kong law and are available only to selected Employees, Directors and Consultants of the Company or its Subsidiaries.  The Agreement, including this Appendix, the Plan and other grant documents have not been prepared in accordance with and are not intended to constitute a "prospectus" for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong.  If Participant is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, or any other grant documents, Participant should obtain independent professional advice.
HUNGARY
There are no country-specific provisions.

INDONESIA
Exchange Control Information.  If Participant remits proceeds from the sale of Shares or the receipt of any dividends paid on such Shares into Indonesia, the Indonesian Bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes.  For transactions of US$10,000 or more, a description of the transaction must be included in the report.  Although the bank through which the transaction is made is required to make the report, Participant must complete a "Transfer Report Form."  The Transfer Report Form should be provided to Participant by the bank through which the transaction is made.
JAPAN
Exchange Control Information.  If the Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the Shares.  In addition, if Participant pays more than ¥30,000,000 in a single transaction for the purchase of Shares when Participant exercises the Performance Options, Participant must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made.  The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.
A Payment Report is required independently from a Securities Acquisition Report.  Therefore, if the total amount that Participant pays upon a one-time transaction for exercising this Performance Option and purchasing shares of common stock exceeds ¥100,000,000, then Participant must file both a Payment Report and a Securities Acquisition Report.
Foreign Asset/Account Reporting Information.  Participant will be required to report details of any assets (including any Shares or the receipt of any dividends paid on such Shares acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50 million.  Such report will be due by March 15th of the following year.  Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to Participant and whether Participant will be required to report details of any outstanding Performance Options or Shares held by Participant in the report.
KOREA
Exchange Control Information.  Participants who realize US$500,000 or more from the sale of Shares or the receipt of any dividends paid on such Shares in a single transaction are required to repatriate the proceeds to Korea within 18 months of receipt.
Foreign Asset/Account Reporting Information.  Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).  Participant should consult with his or her personal tax advisor to determine how to value Participant's foreign accounts for purposes of this reporting requirement and whether Participant is required to file a report with respect to such accounts.

MALAYSIA
Director Notification Information.  If Participant is a director of a Malaysian Subsidiary, Participant is subject to certain notification requirements under the Malaysian Companies Act, 1965.  Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when Participant receives an interest (e.g., Performance Options) in the Company or any related companies.  In addition, Participant must notify the Malaysian Subsidiary when Participant sells shares of the common stock of the Company or any related company (including when Participant sells Shares acquired under the Plan).  These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any related company.
Data Privacy Notice and Consent.  This provision replaces in its entirety Section 10 of the Agreement:

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant's personal data, as described in this Agreement and any other Performance Option grant materials by and among, as applicable, the Employer, the Company and Subsidiaries for the exclusive purpose of implementing, administering and managing Participant's participation in the Plan.

Participant understands that the Employer, the Company and Subsidiaries may hold certain personal information about Participant, including, but not limited to, Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor, for the exclusive purpose of implementing, administering and managing the Plan ("Data").  The Data is supplied by the Employer and also by me through information collected in connection with the Agreement and the Plan.

Peserta dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi Peserta seperti yang diterangkan dalam Perjanjian dan apa-apa bahan Opsyen yang lain oleh dan di antara, seperti yang berkenaan, Majikan, Syarikat dan Anak-anak Syarikat untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan penyertaan Peserta di dalam Pelan.

Peserta memahami bahawa Majikan, Syarikat and Anak-anak Syarikat mungkin memegang maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, nama Peserta, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa Syer atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua Opsyen, atau apa-apa hak lain atas Syer yang dianugerahkan,  dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah Peserta, untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut ("Data"). Data tersebut dibekalkan oleh Majikan dan juga oleh saya berkenaan dengan Perjanjian dan Pelan.

Participant understands that Data will be transferred to Morgan Stanley, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than Participant's country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative at +60-03-2170-7700. Participant authorizes the Company, Morgan Stanley and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant's participation in the Plan, including any transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon exercise of Performance Options may be deposited.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If Participant  does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant's consent is that the Company may not be able to grant Participant Performance Options or other equity awards or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant's ability to participate in the Plan.  For more information on the consequences of his or her refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

Peserta memahami bahawa Data ini akan dipindahkan kepada Morgan Stanley, atau mana-mana pembekal perkhidmatan pelan saham lain sebagaimana yang dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dengan pelaksanaan, pentadbiran dan pengurusan Pelan. Peserta memahami bahawa penerima-penerima Data mungkin berada di Amerika Syarikat atau mana-mana tempat lain, dan bahawa negara penerima-penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Peserta. Peserta memahami bahawa sekiranya Peserta menetap di luar Amerika Syarikat, Peserta boleh meminta satu senarai yang mengandungi nama-nama dan alamat-alamat penerima-penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan peserta di +60-03-2170-7700. Peserta memberi kuasa kepada Syarikat,  Morgan Stanley dan mana-mana penerima-penerima kemungkinan lain yang mungkin akan membantu Syarikat (pada masa sekarang atau pada masa depan) dengan melaksanakan, mentadbir dan menguruskan Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, bagi tujuan melaksanakan, mentadbir dan menguruskan penyertaan Peserta di dalam Pelan, termasuk segala pemindahan Data tersebut sebagaimana yang dikehendaki kepada broker, egen eskrow atau pihak ketiga  dengan siapa Saham diterima semasa peletakhakan Opsyen mungkin didepositkan.  Peserta memahami bahawa Data hanya akan disimpan selagi ia adalah diperlukan untuk melaksanakan, mentadbir, dan menguruskan penyertaan peserta dalam Pelan. Peserta memahami bahawa sekiranya peserta menetap di luar Amerika Syarikat, peserta boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan.  Selanjutnya, Peserta memahami bahawa peserta memberikan persetujuan di sini secara sukarela semata-mata. Sekiranya Peserta tidak bersetuju, atau sekiranya Peserta kemudian membatalkan persetujuannya, status pekerjaan atau perkhidmatan dan kerjaya Peserta dengan Majikan tidak akan terjejas; satu-satunya akibat buruk sekiranya Peserta tidak bersetuju atau menarik balik persetujuan Peserta adalah bahawa Syarikat tidak akan dapat memberikan Opsyen atau anugerah ekuiti lain atau mentadbir atau mengekalkan anugerah-anugerah tersebut kepada Peserta. Oleh itu, Peserta memahami bahawa keengganan atau penarikan balik persetujuan peserta boleh menjejaskan keupayaan Peserta untuk mengambil bahagian dalam Pelan. Untuk maklumat lebih lanjut mengenai akibat-akibat keengganan Peserta untuk memberikan keizinan atau penarikan balik keizinan, Peserta memahami

NEW ZEALAND
There are no country-specific provisions.
PHILIPPINES
Securities Law Information.  The sale or disposal of Shares acquired under the Plan may be subject to certain restrictions under Philippines securities laws.  Those restrictions should not apply if the offer and resale of the Shares takes place outside of the Philippines through the facilities of a stock exchange on which the Shares are listed.  The Shares are currently listed on the New York Stock Exchange in the United States.
RUSSIA
Exchange Control Information.  Participant acknowledges that he or she must repatriate the proceeds from the sale of Shares and any dividends received in relation to the Performance Options within a reasonably short time of receipt.  Such amounts must be initially credited to Participant through a foreign currency account opened in his or her name at an authorized bank in Russia.  After the funds are initially received in Russia, they may be further remitted to foreign banks, provided certain requirements are satisfied.  Participant must notify the Russian tax authorities about the opening/closing of each foreign account within one month of the account opening/closing and provide account balances in each foreign account as of the beginning of each calendar year.  Participant is encouraged to contact his or her personal advisor with respect to satisfying the above-described currency rules, as significant penalties may apply in the case of non-compliance with exchange control requirements and because such exchange control requirements may change.

Securities Law Information.  These materials do not constitute advertising or an offering of securities in Russia nor do they constitute placement of Shares in Russia. The issuance of Shares pursuant to the Performance Options described herein has not and will not be registered in Russia and hence, the Shares described herein may not be admitted or used for offering, placement or public circulation in Russia.  Participant acknowledges and agrees that he or she will sell Shares acquired through participation in the Plan only outside of Russia through the facilities of a stock exchange on which the Shares are listed.  The Shares are currently listed on the New York Stock Exchange in the United States.
Data Privacy Notice and Consent.  Participant hereby acknowledges that he or she has read and understood the terms regarding collection, processing and transfer of Data contained in Section 10 of the Agreement and, by accepting the Performance Option, Participant agrees to such terms.  In this regard, upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form to the Employer or the Company, or any other agreements or consents that the Company and/or the Employer may deem necessary to obtain Participant's consent to collect, process or transfer Participant's Data for purposes of administering his or her participation in the Plan under the data privacy laws in Russia, either now or in the future.  Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such consent or agreement.
SINGAPORE
Securities Law Information.  The grant of Performance Options is being made in reliance on the "Qualifying Person" exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) ("SFA").  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  Participant should note that the Performance Options are subject to section 257 of the SFA and he or she will not be able to make (i) any subsequent sale of Shares in Singapore or (ii) any offer of such subsequent sale of Shares subject to the Performance Options in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Director Notification Information.  If Participant is a director, associate director or shadow director of a Singapore Subsidiary, Participant is subject to certain notification requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Singapore Subsidiary in writing when Participant receives an interest (e.g., Performance Options) in the Company or any related company.  In addition, Participant must notify the Singapore Subsidiary when Participant sells shares of the common stock of the Company or any related company (including when Participant sells Shares acquired under the Plan).  These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company.  In addition, a notification must be made of Participant's interests in the Company or any related company within two business days of becoming a director, associate director or shadow director.
SWEDEN
There are no country-specific provisions.

TAIWAN
Exchange Control Information.  Participant may remit foreign currency (including proceeds from the sale of Shares or the receipt of any dividends paid on such Shares) into or out of Taiwan up to US$5,000,000 per year without special permission.  If the transaction amount is TWD500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form to the remitting bank and provide supporting documentation to the satisfaction of the remitting bank.
THAILAND
Exchange Control Information.  If the proceeds from the sale of Shares or the receipt of any dividends paid on such Shares are equal to or greater than US$50,000 or more in a single transaction, Participant must repatriate the proceeds to Thailand immediately upon receipt and convert the funds to Thai Baht or deposit the proceeds in a foreign currency deposit account maintained by a bank in Thailand within 360 days of remitting the proceeds to Thailand.  In addition, Participant must report the inward remittance to the Bank of Thailand on a foreign exchange transaction form.  If Participant fails to comply with these obligations, Participant may be subject to penalties assessed by the Bank of Thailand.  Because exchange control regulations change frequently and without notice, Participant should consult his or her personal advisor before selling Shares to ensure compliance with current regulations.  Participant is responsible for ensuring compliance with all exchange control laws in Thailand, and neither the Company nor any of its Subsidiaries will be liable for any fines or penalties resulting from his or her failure to comply with applicable laws.